Exhibit 99.2

SIZELER SIGNS LETTER OF INTENT FOR PROPOSED ACQUISITION

NEW ORLEANS, August 8, 2006 — Sizeler Property Investors, Inc. (NYSE: SIZ) announced that it has entered into a letter of intent with Revenue Properties Company Limited for the acquisition of all of the outstanding shares of Sizeler common stock at an all cash price of $15.10 per share. Revenue Properties Company Limited is a publicly-listed (TSX:RPC) real estate owner-operator property company. Morguard Corporation, a publicly-listed (TSX:MRC) real estate and property management company with CDN$6 billion of assets under ownership, control or management, owns 68% of the common equity of Revenue Properties.

As previously announced, Sizeler’s Board of Directors retained Wachovia Capital Markets, LLC as its financial advisor to assist Sizeler in analyzing potential strategic alternatives. Sizeler’s Board approved entering into the letter of intent with Revenue Properties. The proposed transaction is subject to the execution of a mutually acceptable definitive merger agreement prior to August 17, 2006. The letter of intent provides Revenue Properties with exclusivity during the negotiation of the definitive merger agreement.

The closing of the transaction would be subject to approval by Sizeler’s stockholders and other customary closing conditions. The transaction is not subject to any financing contingency. However, there can be no assurance that a definitive merger agreement can or will be signed or that a transaction can or will be completed.

Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT) that invests in retail and apartment properties in the southeastern United States. The Company currently owns thirty properties — sixteen in Louisiana, ten in Florida and four in Alabama. The Company’s properties consist of two regional enclosed malls, thirteen retail shopping centers and fifteen apartment communities.

FORWARD LOOKING STATEMENT

This release made by Sizeler may contain certain forward-looking statements that are subject to risk and uncertainty. Investors and potential investors in Sizeler’s securities are cautioned that a number of factors could adversely affect Sizeler and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in Sizeler’s properties; (b) decisions by tenants and anchor tenants who own their space to close stores at properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties; (j) force majeure as it relates to construction and renovation projects; (k) possible dispositions of mature properties since Sizeler is continuously engaged in the examination of the various lines of business; (l)

increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; (n) forces of nature; (o) the adverse tax consequences if Sizeler were to fail to qualify as a REIT in any taxable year; and (p) inability of Sizeler to enter into a definitive merger agreement with Revenue Properties or complete the transactions contemplated thereby. Except as required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update or revise any forward-looking statements in this release or other Sizeler filings with the SEC, whether as a result of new information, future events, changes in assumptions or otherwise, including specifically any statements previously provided with respect to expected operating results or performance.

SOURCE Sizeler Property Investors, Inc.

Thomas Masilla, President of Sizeler Property Investors, Inc., +1-504-471-6260